Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2009 with respect to the combined and consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 47 in 2006) of Atlas Energy Resources, LLC and subsidiaries included in the Current Report on Form 8-K of Atlas Energy, Inc. (formerly known as Atlas America, Inc.) filed on September 30, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Atlas Energy, Inc. on Forms S-8 (File No. 333-126343, effective July 1, 2005; File No. 333-155740, effective November 26, 2008; and File No. 333-162192, effective September 29, 2009).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

September 28, 2009